EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Torchlight Energy Resources, Inc. of our report dated March 18, 2021, relating to its consolidated financial statements, appearing in the Annual Report on Form 10-K for the year ended December 31, 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Briggs & Veselka Co.

Briggs & Veselka Co.
Houston, Texas

May 28, 2021